Exhibit (2)E

ZELLERS INC.,

HUDSON’S BAY COMPANY,

TARGET CORPORATION,

and

TARGET CANADA CO.

FOURTH AMENDING AGREEMENT
TO AMENDED AND RESTATED TRANSACTION AGREEMENT
DATED SEPTEMBER 12, 2011

As of December 14, 2012

FOURTH AMENDING AGREEMENT

Fourth Amending Agreement dated December 14, 2012 between Zellers Inc. (“Zellers”), Hudson’s Bay Company (“HBC”), Target Corporation (“Target”), and Target Canada Co.

RECITALS:

A.                                    The Parties entered into a Transaction Agreement dated January 12, 2011, which was amended by First Amending Agreement dated February 17, 2011 and which was amended and restated pursuant to an Amended and Restated Transaction Agreement dated September 12, 2011, as amended by a First Amending Agreement dated January 20, 2012, a Second Amending Agreement dated June 18, 2012 and a Third Amending Agreement dated June 18, 2012 (as amended and restated, the “Transaction Agreement”).

B.                                    Pursuant to the Transaction Agreement the Parties entered into various Subleases relating to certain Subject Leased Properties (the “Subleases”).

C.                                    The Parties wish to amend the Transaction Agreement as provided in this amending agreement (the “Fourth Amending Agreement”) and provide for the modification of the Vacancy Date (as defined in the Transaction Agreement) and Sublease Expiration Date (as defined in the Subleases) with respect to certain Subleases where such dates fall on days which neither Zellers nor Target Canada are conducting business.

In consideration of the above and the mutual agreements contained in this Fourth Amending Agreement (the receipt and adequacy of which are acknowledged), the parties agree as follows:

Section 1                           Defined Terms.

Capitalized terms used in this Fourth Amending Agreement that are not defined in it have the meanings given to them in the Transaction Agreement.

Section 2                           Vacancy Date and Sublease Expiration Date.

For the purpose of each Sublease referred to below, the “Sublease Expiration Date” will be the Vacancy Date specified in this Fourth Amendment Agreement.

Section 3                           December Sublease Vacancies.

For the purpose of the Transaction Agreement and each applicable Sublease listed on Exhibit A attached hereto (the “Early December Vacancies”) the Vacancy Date is amended to be December 21, 2012; provided however, that:

(i)                                     notwithstanding such amendment payment of all rents, additional rents and other items of adjustment provided in the Transaction Agreement (including without limitation, Section 3.3 but excluding metered utilities) and/or each applicable Sublease will be made between the parties as if the Vacancy Date for each of the Early December

Vacancies is December 31, 2012, with all such amounts for such date being allocated to Zellers (the “December Leases Adjustment Date”); and

(ii)                                  notwithstanding the Early December Vacancies, the December 21, 2012 date shall remain effective with respect to all other allocations of responsibility set forth in the Transaction Agreement and Subleases between the Parties with respect to the applicable Early December Vacancies, including without limitation, the adjustment of metered utilities, the date of surrender of possession, the termination of each Early December Vacancies and the expiry of all of obligations of Zellers thereafter accruing relating to insurance, maintenance and repair of the each such Subject Leased Premises.

Section 4                           Reference to and Effect on the Transaction Agreement

On and after the date of this Fourth Amending Agreement, any reference to “this Agreement” in the Transaction Agreement and any reference to the Transaction Agreement in any other agreements will mean the Transaction Agreement as amended by this Fourth Amending Agreement.  Except as specifically amended by this Fourth Amending Agreement, the provisions of the Transaction Agreement remain in full force and effect.

Section 5                           Entire Agreement.

This Fourth Amending Agreement constitutes the entire agreement between the parties with respect to the amendments contemplated in this Fourth Amending Agreement and except to the extent restated in this Fourth Amending Agreement supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties, the purpose of which were to amend the Transaction Agreement.  The Parties have not relied and are not relying on any other information, discussion or understanding in implementing the amendments contemplated by this Fourth Amending Agreement.

Section 6                           Successors and Assigns.

This Fourth Amending Agreement becomes effective when executed by all of the parties. After that time, it is binding upon and enures to the benefit of the parties and their respective successors and permitted assigns.

Section 7                           Governing Law.

(a)                                 This Fourth Amending Agreement is governed by and interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

(b)                                 Each Party irrevocably attorns and submits to the exclusive jurisdiction of the Ontario courts situated in the City of Toronto and waives objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.

Section 8                          Counterparts.

This Fourth Amending Agreement may be executed in any number of counterparts (including counterparts by facsimile) and all such counterparts taken together constitute one and the same instrument.

(Remainder of the page intentionally left blank.  Signature page follows.)

IN WITNESS WHEREOF the Parties have executed this Fourth Amending Agreement.

ZELLERS INC.

By:	Bruce Moore
Authorized Signing Officer

Dated:	December 14, 2012

HUDSON’S BAY COMPANY

By:	Bruce Moore
Authorized Signing Officer

Dated:	December 14, 2012

TARGET CORPORATION

By:	Scott Nelson
Authorized Signing Officer

Dated:	December 12, 2012

TARGET CANADA CO.

By:	John Griffith
Authorized Signing Officer

Dated:	December 12, 2012